As filed with the Securities and Exchange Commission on May 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FIGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2005653
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2834 Colorado Avenue, Suite 100

Santa Monica, California 90404

(424) 300-8330

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

FIGS, INC. AMENDED 2016 EQUITY INCENTIVE PLAN

FIGS, INC. 2021 INCENTIVE AWARD PLAN

FIGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Heather Hasson

Trina Spear

Co-Chief Executive Officers

FIGS, Inc.

2834 Colorado Avenue, Suite 100

Santa Monica, California 90404

(424) 500-8209

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Ian D. Schuman, Esq.

Alison A. Haggerty, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share
Amended 2016 Equity Incentive Plan (Options)	39,916,341 (2)(4)	$ 3.73 (7)	$148,887,952	$16,244
Amended 2016 Equity Incentive Plan (RSUs)	3,719,682 (3)(4)	$22.00 (8)	$ 81,833,004	$ 8,928
2021 Equity Incentive Plan	14,592,452 (5)	$22.00 (8)	$321,033,944	$35,025
2021 Employee Stock Purchase Plan	1,605,647 (6)	$22.00 (8)	$ 35,324,234	$ 3,854
TOTAL	59,834,122	—	$587,079,134	$64,051

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of FIGS, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended 2016 Equity Incentive Plan (the “2016 Plan”), 2021 Equity Incentive Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock.

(2)	Represents 39,916,341 shares of Class A Common Stock issuable upon the exercise of options under the 2016 Plan as of May 28, 2021.
(3)	Represents 3,719,682 shares of Class A Common Stock issuable upon the settlement restricted stock unit awards outstanding under the 2016 Plan as of May 28, 2021.
(4)

To the extent that (i) outstanding awards under the 2016 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) shares subject to outstanding 2016 Plan awards are delivered to the Registrant to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 5 below.

(5)

Represents 14,592,452 shares reserved for future issuance under the 2021 Plan, which number consists of (a) 10,197,941 shares initially available for issuance under the 2021 Plan, and (b) an additional 4,394,511 shares previously reserved but unissued under the 2016 Plan on the effective date of the 2021 Plan that are now available for issuance under the 2021 Plan. To the extent that (i) outstanding awards under the 2016 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled or forfeited or (ii) shares subject to outstanding 2016 Plan awards are delivered to the Registrant to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 4 above.

(6)	Represents 1,605,647 shares of Class A Common Stock initially available for issuance under the 2021 ESPP.
(7)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.73 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2016 Plan.

(8)

Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Class A Common Stock ($22.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed or will be filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Registrant’s prospectus dated May 26, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-255797), and all amendments to such registration statement; and

(b)

the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 27, 2021 (File No. 001-40448), together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

See the description of the Class A Common Stock contained in the Registration Statement on Form S-1, as amended (File No. 333-255797) and all amendments to such registration statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated certificate of incorporation will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In any underwriting agreement the Registrant enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors, its officers and persons who control the Registrant within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference			Filed Herewith
	Exhibit Description	Form	Date	Number

4.1	Amended and Restated Certificate of Incorporation of FIGS, Inc., as amended to date and as currently in effect	S-1/A	05-20-2021	3.1

4.2	Form of Amended and Restated Certificate of Incorporation of FIGS, Inc.	S-1/A	05-20-2021	3.2

4.3	Amended and Restated Bylaws of FIGS, Inc., as currently in effect	S-1	05-05-2021	3.3

4.2	Form of Amended and Restated Bylaws of FIGS, Inc.	S-1	05-05-2021	3.4

4.3	Specimen Class A Common Stock Certificate of FIGS, Inc.	S-1	05-05-2021	4.1

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of Ernst & Young, LLP				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on signature page).				X

99.1	FIGS, Inc. Amended 2016 Equity Incentive Plan				X

99.1.1	Form of Stock Option Grant Notice and Agreement under 2016 Equity Incentive Plan.	S-1	05-05-2021	10.3

99.1.2	Form of Founders Restricted Stock Unit Grant Notice and Agreement under 2016 Equity Incentive Plan	S-1	05-05-2021	10.4

99.2	FIGS, Inc. 2021 Equity Incentive Plan	S-1/A	05-20-2021	10.5

99.2.1	Form of Stock Option Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	05-20-2021	10.6

99.2.2	Form of Restricted Stock Unit Grant Notice and Agreement under 2021 Equity Incentive Plan	S-1/A	05-20-2021	10.7

99.3	FIGS, Inc. Employee Stock Purchase Plan	S-1/A	05-20-2021	10.8

Item 9. Undertakings.

(a). The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b). The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of May, 2021.

FIGS, INC.

By	/s/ Catherine Spear
Catherine Spear
Co-Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of FIGS, Inc., hereby severally constitute and appoint Heather Hasson and Catherine Spear, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Catherine Spear Catherine Spear	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	May 28, 2021

/s/ Heather Hasson Heather Hasson	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	May 28, 2021

/s/ Jeffrey D. Lawrence Jeffrey D. Lawrence	Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2021

/s/ Sheila Antrum Sheila Antrum	Director	May 28, 2021

/s/ Michael Soenen Michael Soenen	Director	May 28, 2021

/s/ Christopher Varelas Christopher Varelas	Director	May 28, 2021

/s/ J. Martin Willhite J. Martin Willhite	Director	May 28, 2021